Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 1, 2014 with respect to the financial statements of Rice Midstream Partners Predecessor and our report dated October 1, 2014 with respect to the balance sheet of Rice Midstream Partners LP, in the Registration Statement (Form S-1) and related Prospectus of Rice Midstream Partners LP dated November 5, 2014.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania

November 5, 2014